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                               Coleman & Rhine LLP
                           1120 Avenue of the Americas
                            New York, New York 10036



                                                                   June 16, 1997


CFI Mortgage Inc.
580 Village Boulevard, Suite 360
West Palm Beach, Florida  33409

                  Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by CFI Mortgage Inc. (the "Company") with the Securities and Exchange Commission on or about June 17, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 80,000 shares of common stock, $.01 par value (the "Shares"), of the Company reserved for issuance under the Company's 1997 Stock Option Plan (the "Plan"). As legal counsel for the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares under the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                                   Very truly yours,

                                                   /s/ Coleman & Rhine LLP

                                                   Coleman & Rhine LLP